Exhibit (p)(7)

WELLINGTON

MANAGEMENT®

Code of Ethics

Personal investing
Gifts and entertainment
Outside activities
Client confidentiality

1 June 2020

The reputation of a thousand years may be determined by the conduct of one hour.

– Ancient proverb

A message from our CEO

Brendan J. Swords

Chairman and Chief Executive Officer

Our business is built on a foundation of trust — the trust of our clients, earned over many years. It is our most valuable asset, and if lost, it cannot easily be regained. There are examples across our industry of companies that have lost sight of this lesson, and they serve as strong reminders that our business requires a mindset of eternal vigilance.

Each and every one of us has a role to play in sustaining our clients’ trust. We must test every decision we make, no matter how small, against our fiduciary obligations and our high ethical standards. If there is the slightest doubt about whether a decision is in the best interests of our clients, then bring it to someone’s attention — your manager, the Legal and Compliance team, or any of my direct reports. But don’t just let it go. This is what it means to be a fiduciary: complete dedication to conscientious stewardship of client assets.

To support this mandate, our Code of Ethics sets out standards for our personal conduct, including personal investing, acceptance of gifts and entertainment, outside activities, and client confidentiality. Please take the time to read the Code, familiarize yourself with the rules, and determine what you need to do to comply with them. Remember, too, that while our Code of Ethics is reviewed and updated regularly, no set of rules can address every possible circumstance. And so I ask you to remain vigilant, exercise good judgment, ask for help when you need it, consider not just the letter but the spirit of the laws that govern our industry, and do your part to safeguard our clients’ trust.

Sincerely,

Brendan J. Swords
Chief Executive Officer

Contents

Standards of conduct	1
Who is subject to the Code of Ethics?	1

Personal investing	2
Which types of investments and related activities
are prohibited?	2
Which investment accounts must be reported?	3
What are the reporting responsibilities for all personnel?	4
What are the preclearance responsibilities for all personnel?	5
What are the additional requirements for investment professionals?	6
Gifts and entertainment	7
Outside activities	8
Client confidentiality	8
How we enforce our Code of Ethics	8
Exceptions from the Code of Ethics	9
Closing	9

Wellington Management Code of Ethics	1

Standards of conduct

Our standards of conduct are straightforward and essential. Any transaction or activity that violates either of the standards of conduct below is prohibited, regardless of whether it meets the technical rules found elsewhere in the Code of Ethics.

1.

WE ACT AS FIDUCIARIES TO OUR CLIENTS. Each of us must put our clients’ interests above our own and must not take advantage of our management of clients’ assets for our own benefit. Our firm’s policies and procedures implement these principles with respect to our conduct of the firm’s business. This Code of Ethics implements the same principles with respect to our personal conduct. The procedures set forth in the Code govern specific transactions, but each of us must be mindful at all times that our behavior, including our personal investing activity, must meet our fiduciary obligations to our clients.

2.

WE ACT WITH INTEGRITY AND IN ACCORDANCE WITH BOTH THE LETTER AND THE SPIRIT OF THE LAW. Our business is highly regulated, and we are committed as a firm to compliance with those regulations. Each of us must also recognize our obligations as individuals to understand and obey the laws that apply to us in the conduct of our duties. They include laws and regulations that apply specifically to investment advisors, as well as more broadly applicable laws ranging from the prohibition against trading on material nonpublic information and other forms of market abuse to anticorruption statutes such as the US Foreign Corrupt Practices Act and the UK Bribery Act. The firm provides training on their requirements. Each of us must take advantage of these resources to ensure that our own conduct complies with the law.

Who is subject to the Code of Ethics?

Our Code of Ethics applies to all employees of Wellington Management and its affiliates around the world. Its restrictions on personal investing also apply to temporary personnel (including co-ops and interns) and consultants whose tenure with Wellington Management exceeds 90 days and who are deemed by the Chief Compliance Officer to have access to nonpublic investment research, client holdings, or trade information.

All Wellington Management personnel receive a copy of the Code of Ethics (and any amendments) and must certify, upon joining the firm and annually thereafter, that they have read and understood it and have complied with its requirements.

Adherence to the Code of Ethics is a basic condition of employment. Failure to adhere to our Code of Ethics may result in disciplinary action, including termination of employment.

If you have any doubt as to the appropriateness of any activity, believe that you have violated the Code, or become aware of a violation of the Code by another individual, you should consult the manager of the Code of Ethics Team, Chief Compliance Officer, General Counsel, or Chair of the Ethics Committee. You also have the right to report violations of law or regulation directly to relevant governmental agencies. You do not need the firm’s prior authorization to make any such report or disclosures and are not required to notify the firm that you have done so.

For additional information regarding our Code of Ethics Policy refer to the Guide to Our Policy document available on the firm’s Intranet.

Wellington Management Code of Ethics	2

Personal investing

As fiduciaries, each of us must avoid taking personal advantage of our knowledge of investment activity in client accounts. Although our Code of Ethics sets out a number of specific restrictions on personal investing designed to reflect this principle, no set of rules can anticipate every situation. Each of us must adhere to the spirit, and not just the letter, of our Code in meeting this fiduciary obligation to our clients.

WHICH TYPES OF INVESTMENTS AND RELATED ACTIVITIES ARE PROHIBITED?

Our Code of Ethics prohibits the following personal investments and investment-related activities:

•	Purchasing or selling the following:

-	Initial public offerings (IPOs) of any securities

-	Securities of an issuer being bought or sold on behalf of clients until one trading day after such buying or selling is completed or canceled

-

Securities of an issuer that is the subject of a new, changed, or reissued but unchanged action recommendation from a global industry research or fixed income credit analyst until two business days following issuance or reissuance of the recommendation

-	Securities of an issuer that is mentioned at the Morning Meeting or the Early Morning Meeting until two business days following the meeting

-	Securities that are the subject of a firmwide restriction

-	Single-stock futures

-	Options with an expiration date that is within 60 calendar days of the transaction date

-	Securities of broker/dealers (or their affiliates) that the firm has approved for execution of client trades

-	Securities of any securities market or exchange on which the firm trades on behalf of clients

•	Purchasing an equity security if your aggregate ownership of the equity security exceeds 0.05% of the total shares outstanding of the issuer

•	Taking a profit from any trading activity within a 60 calendar day window

•	Using a derivative instrument to circumvent a restriction in the Code of Ethics

Short-term trading

You are prohibited from profiting from purchase and sale (or sale and purchase) of the same or equivalent securities within 60 calendar days. For example, if you buy shares of stock (or options on such shares) and then sell those shares within 60 days at a profit, an exception will be identified and any gain from the transactions must be surrendered. Gains are calculated based on a last in, first out (LIFO) method for purposes of this restriction. This short-term trading rule does not apply to securities exempt from the Code’s preclearance requirements.

Wellington Management Code of Ethics	3

WHICH INVESTMENT ACCOUNTS MUST BE REPORTED?

You are required to report any investment account over which you exercise investment discretion or from which any of the following individuals enjoy economic benefits: (i) your spouse, domestic partner, or minor children, and (ii) any other dependents living in your household,

AND

that holds or is capable of holding any of the following covered investments:

•	Shares of stocks, ADRs, or other equity securities (including any security convertible into equity securities)

•

Bonds or notes (other than sovereign government bonds issued by Canada, France, Germany, Italy, Japan, the United Kingdom, or the United States, as well as bankers’ acceptances, CDs, commercial paper, and high-quality, short-term debt instruments)

•	Interest in a variable annuity product in which the underlying assets are held in a subaccount managed by Wellington Management

•	Shares of exchange-traded funds (ETFs)

•	Shares of closed-end funds

•	Options on securities

•	Securities futures

•	Interest in private placement securities (other than Wellington Management sponsored products)

•	Shares of funds managed by Wellington Management (other than money market funds)

Please see Appendix A for a detailed summary of reporting requirements by security type.

For purposes of the Code of Ethics, these investment accounts are referred to as reportable accounts. Examples of common account types include brokerage accounts, retirement accounts, employee stock compensation plans, and transfer agent accounts. Reportable accounts also include those from which you or an immediate family member may benefit indirectly, such as a family trust or family partnership, and accounts in which you have a joint ownership interest, such as a joint brokerage account.

Accounts not requiring reporting

You do not need to report the following accounts via the Code of Ethics System since the administrator will provide the Code of Ethics Team with access to relevant holdings and transaction information:

•	Accounts maintained within the Wellington Retirement and Pension Plan or similar firm-sponsored retirement or benefit plans identified by the Ethics Committee

•	Accounts maintained directly with Wellington Trust Company or other Wellington Management Sponsored Products

Although these accounts do not need to be reported, your investment activities in these accounts must comply with the standards of conduct embodied in our Code of Ethics.

Wellington Management Code of Ethics	4

Managed account exemptions

An account from which you or immediate family members could benefit financially, but over which neither you nor they have any investment discretion or influence (a managed account), may be exempted from the Code of Ethics’ personal investing requirements upon written request and approval. An example of a managed account would be a professionally advised account about which you will not be consulted or have any input on specific transactions placed by the investment manager prior to their execution.

Designated Brokers For US Reportable Accounts

US-based reportable accounts must be held at one or more of the brokers on the Designated Brokers List. This requirement does not apply to managed accounts that are exempt from certain provisions of the Code of Ethics, employee stock purchase and stock option plans and other accounts (including pension, retirement and compensation accounts) required to be held at a specific broker.

New employees must transfer all reportable accounts to a Designated Broker within 45 days from the start of their employment.

WHAT ARE THE REPORTING RESPONSIBILITIES FOR ALL PERSONNEL?

Initial and annual holdings reports

You must disclose all reportable accounts and all covered investments you hold within 10 calendar days after you begin employment at or association with Wellington Management. You will be required to review and update your holdings and securities account information annually thereafter.

Non-volitional transactions include:

Investments made through automatic dividend reinvestment or rebalancing plans and stock purchase plan acquisitions

Transactions that result from corporate actions applicable to all similar security holders (such as splits, tender offers, mergers, and stock dividends)

For initial holdings reports, holdings information must be current as of a date no more than 45 days prior to the date you became covered by the Code of Ethics. Please note that you cannot make personal trades until you have filed an initial holdings report via the Code of Ethics System on the Intranet.

For subsequent annual reports, holdings information must be current as of a date no more than 45 days prior to the date the report is submitted. Please note that your annual holdings report must account for both volitional and non-volitional transactions.

At the time you file your initial and annual reports, you will be asked to confirm that you have read and understood the Code of Ethics and any amendments.

Quarterly transactions reports

You must submit a quarterly transaction report no later than 30 calendar days after quarter-end via the Code of Ethics System on the Intranet, even if you did not make any personal trades during that quarter. In the reports, you must either confirm that you did not make any personal trades (except for those resulting from non-volitional events) or provide information regarding all volitional transactions in covered investments.

Duplicate statements and trade confirmations

For each of your reportable accounts, you are required to provide duplicate statements and duplicate trade confirmations to Wellington Management.

Wellington Management Code of Ethics	5

WHAT ARE THE PRECLEARANCE RESPONSIBILITIES FOR ALL PERSONNEL?

Preclearance of publicly traded securities

You must receive clearance before buying or selling stocks, bonds, options, and most other publicly traded securities in any reportable account. A full list of the categories of publicly traded securities requiring preclearance, and of certain exceptions to this requirement, is included in Appendix A. Transactions in accounts that are not reportable accounts do not require preclearance or reporting.

Preclearance requests must be submitted online via the Code of Ethics System, which is accessible through the Intranet. If clearance is granted, the approval will be effective for a period of 24 hours. If you preclear a transaction and then place a limit order with your broker, that limit order must either be executed or expire at the end of the 24-hour period. If you want to execute the order after the 24-hour period expires, you must resubmit your preclearance request.

Please note that preclearance approval does not alter your responsibility to ensure that each personal securities transaction complies with the general standards of conduct, the reporting requirements, the restrictions on short-term trading, or the special rules for investment professionals set out in our Code of Ethics.

Caution on short sales, margin transactions, and options

You may engage in short sales and margin transactions and may purchase or sell options provided you receive preclearance and meet all other applicable requirements under our Code of Ethics (including the additional rules for investment professionals described on page 7). Please note, however, that these types of transactions can have unintended consequences. For example, any sale by your broker to cover a margin call or to buy in a short position will be in violation of the Code unless precleared. Likewise, any volitional sale of securities acquired at the expiration of a long call option will be in violation of the Code unless precleared. You are responsible for ensuring any subsequent volitional actions relating to these types of transactions meet the requirements of the Code.

Preclearance of private placement securities

You cannot invest in securities offered to potential investors in a private placement without first obtaining prior approval. Approval may be granted after a review of the facts and circumstances, including whether:

•	an investment in the securities is likely to result in future conflicts with client accounts (e.g., upon a future public offering), and

•	you are being offered the opportunity due to your employment at or association with Wellington Management.

Investments in our own privately offered investment vehicles (our Sponsored Products), including collective investment funds and common trust funds maintained by Wellington Trust Company, NA, our hedge funds, and our non-US domiciled funds, have been approved under the Code and therefore do not require the submission of a Private Placement Approval Form.

Wellington Management Code of Ethics	6

WHAT ARE THE ADDITIONAL REQUIREMENTS FOR INVESTMENT PROFESSIONALS?

If you are a portfolio manager, research analyst, or other investment professional who has portfolio management responsibilities for a client account (e.g., designated portfolio manager, backup portfolio manager, investment team member), or who otherwise has direct authority to make decisions to buy or sell securities in a client account (referred to here as an investment professional), you are required to adhere to additional rules and restrictions on your personal securities transactions. However, as no set of rules can anticipate every situation, you must remember to place our clients’ interests first whenever you transact in securities that are also held in client accounts you manage.

The following provisions of the code are intended to allow investment professionals to make long-term investments in securities. However, you may not be able to sell personal investments for extended periods of time and therefore should consider the liquidity, tax planning, market, and similar risks associated with making personal investments in securities of an issuer that are or may be held in client accounts.

•

INVESTMENT PROFESSIONAL BLACKOUT PERIODS — You cannot buy or sell a security for a period of 14 calendar days before or after any transaction in the same issuer by a client account for which you serve as an investment professional. In addition, You may not sell personal holdings in a security of the same issuer that is held by a client account for which you serve as an investment professional until the later of the following periods: (i) one calendar year from the date of your last purchase and (ii) 90 calendar days after all of your client accounts liquidate all holdings of the same issuer.

If you anticipate receiving a cash flow or redemption request in a client portfolio that will result in the purchase or sale of securities that you also hold in your personal account, you should take care to avoid transactions in those securities in your personal account in the days leading up to the client transactions. However, unanticipated cash flows and redemptions in client accounts and unexpected market events do occur from time to time, and a personal trade made in the prior 14 days should never prevent you from buying or selling a security in a client account if the trade would be in the client’s best interest. If you find yourself in that situation and need to buy or sell a security in a client account within the 14 calendar days following your personal transaction in a security of the same issuer, you should attempt to notify the Code of Ethics Team or your local Compliance Officer in advance of placing the trade. If you are unable to reach any of those individuals and the trade is time sensitive, you should proceed with the client trade and notify the Code of Ethics Team promptly after submitting it.

•	SHORT SALES BY AN INVESTMENT PROFESSIONAL — An investment professional may not personally take a short position in a security of an issuer in which he or she holds a long position in a client account.

Wellington Management Code of Ethics	7

Gifts and entertainment

Our guiding principle of “client, firm, self” also governs the receipt of gifts and entertainment from clients, consultants, brokers/dealers, research providers, vendors, companies in which we may invest, and others with whom the firm does business. As fiduciaries to our clients, we must always place our clients’ interests first and cannot allow gifts or entertainment opportunities to influence the actions we take on behalf of our clients. In keeping with this standard, you must follow several specific requirements:

ACCEPTING GIFTS — You may only accept gifts of nominal value, which include logoed items, flower arrangements, gift baskets, and food, as well as other gifts with an approximate value of less than US$100 or the local equivalent per year from a single source. You may not accept a gift of cash, including a cash equivalent such as a gift card, regardless of the amount. If you receive a gift that violates the Code, you must return the gift or consult with the Chief Compliance Officer to determine appropriate action under the circumstances.

ACCEPTING BUSINESS MEALS — Business meals are permitted provided that neither the cost nor the frequency is excessive and there is a legitimate business purpose. If the host is a broker/dealer or research provider, the host must be reimbursed for the full amount of your proportionate share of the total cost of the meal if the approximate value of the meal is more than US$100 or the local equivalent.

ACCEPTING ENTERTAINMENT OPPORTUNITIES — The firm recognizes that participation in entertainment opportunities with representatives from organizations with which the firm does business, such as consultants, broker/dealers, research providers, vendors, and companies in which we may invest, can help to further legitimate business interests. However, participation in such entertainment opportunities should be infrequent and is subject to the following conditions:

1. A representative of the hosting organization must be present;

2. The primary purpose of the event must be to discuss business or to build a business relationship;

3. You must receive prior approval from your business manager;

4. If the host is a broker/dealer or research provider, the host must be reimbursed for the full amount of the entertainment opportunity; and

5. For all other entertainment opportunities, the host must be reimbursed for the full face value of any entertainment ticket(s) if:

• the entertainment opportunity requires a ticket with a face value of more than US$200 or the local equivalent, or is a high-profile event (e.g., a major sporting event),

• you wish to accept more than one ticket, or

• the host has invited numerous Wellington Management representatives.

Business managers must clear their own participation under the circumstances described above with the Chief Compliance Officer or Chair of the Ethics Committee.

Please note that even if you pay for the full face value of a ticket, you may attend the event only if the host is present.

LODGING AND AIR TRAVEL — You may not accept a gift of lodging or air travel in connection with any entertainment opportunity. If you participate in an entertainment opportunity for which lodging or air travel is paid for by the host, you must reimburse the host for the equivalent cost, as determined by Wellington Management’s travel manager.

Wellington Management Code of Ethics	8

SOLICITING GIFTS, ENTERTAINMENT OPPORTUNITIES, OR CONTRIBUTIONS — In your capacity as an employee of the firm, you may not solicit gifts, entertainment opportunities, or charitable or political contributions for yourself, or on behalf of clients, prospects, or others, from brokers, vendors, clients, or consultants with whom the firm conducts business or from companies in which the firm may invest.

SOURCING ENTERTAINMENT OPPORTUNITIES — You may not request tickets to entertainment events from the firm’s Trading department or any other Wellington Management department, or employee, nor from any broker, vendor, company in which we may invest, or other organization with which the firm conducts business.

Outside activities

While the firm recognizes that you may engage in business or charitable activities in your personal time, you must take steps to avoid conflicts of interest between your private interests and our clients’ interests. As a result, all significant outside business or charitable activities (e.g., additional employment, consulting work, directorships or officerships) must be approved by your business manager and by the Chief Compliance Officer, General Counsel, or Chair of the Ethics Committee prior to the acceptance of such a position (or if you are new, upon joining the firm). Approval will be granted only if it is determined that the activity does not present a significant conflict of interest. Directorships in public companies (or companies reasonably expected to become public companies) will generally not be authorized, while service with charitable organizations generally will be permitted.

Client confidentiality

Any nonpublic information concerning our clients that you acquire in connection with your employment at the firm is confidential. This includes information regarding actual or contemplated investment decisions, portfolio composition, research recommendations, and client interests. You should not discuss client business, including the existence of a client relationship, with outsiders unless it is a necessary part of your job responsibilities.

How we enforce our Code of Ethics

Legal and Compliance is responsible for monitoring compliance with the Code of Ethics. Members of Legal and Compliance will periodically request certifications and review holdings and transaction reports for potential violations. They may also request additional information or reports.

It is our collective responsibility to uphold the Code of Ethics. In addition to the formal reporting requirements described in this Code of Ethics, you have a responsibility to report any violations of the Code. If you have any doubt as to the appropriateness of any activity, believe that you have violated the Code, or become aware of a violation of the Code by another individual, you should consult the manager of the Code of Ethics Team, Chief Compliance Officer, General Counsel, or Chair of the Ethics Committee.

Wellington Management Code of Ethics	9

Potential violations of the Code of Ethics will be investigated and considered by representatives of Legal and Compliance and/or the Ethics Committee. All violations of the Code of Ethics will be reported to the Chief Compliance Officer. Violations are taken seriously and may result in sanctions or other consequences, including:

• a warning

• referral to your business manager and/or senior management

• reversal of a trade or the return of a gift

• disgorgement of profits or of the value of a gift

• a limitation or restriction on personal investing

• termination of employment

• referral to civil or criminal authorities

If you become aware of any potential conflicts of interest that you believe are not addressed by our Code of Ethics or other policies, please contact the Chief Compliance Officer, the General Counsel, or the manager of the Code of Ethics Team.

Exceptions from the Code of Ethics

The Chief Compliance Officer may grant an exception from the Code, including preclearance, other trading restrictions, and certain reporting requirements on a case-by-case basis if it is determined that the proposed conduct involves no opportunity for abuse and does not conflict with client interests. Exceptions are expected to be rare.

Closing

As a firm, we seek excellence in the people we employ, the products and services we offer, the way we meet our ethical and fiduciary responsibilities, and the working environment we create for ourselves. Our Code of Ethics embodies that commitment. Accordingly, each of us must take care that our actions fully meet the high standards of conduct and professional behavior we have adopted. Most importantly, we must all remember “client, firm, self” is our most fundamental guiding principle.

Wellington Management Code of Ethics	10

APPENDIX A – PART 1

No Preclearance or Reporting Required:
Open-end investment funds not managed by Wellington Management[1]
Interests in a variable annuity product in which the underlying assets are held in a fund not managed by Wellington Management
Direct obligations of the US government (including obligations issued by GNMA and PEFCO) or the governments of Canada, France, Germany, Italy, Japan, or the United Kingdom
Cash
Money market instruments or other short-term debt instruments rated P-1 or P-2, A-1 or A-2, or their equivalents[2]
Bankers’ acceptances, CDs, commercial paper
Wellington Trust Company Pools
Wellington Sponsored Hedge Funds
Securities futures and options on direct obligations of the US government or the governments of Canada, France, Germany, Italy, Japan, or the United Kingdom, and associated derivatives
Options, forwards, and futures on commodities and foreign exchange, and associated derivatives
Transactions in approved managed accounts

Reporting of Securities Transactions Required (no need to preclear and not subject to the 60-day holding period):
Open-end investment funds managed by Wellington Management[1] (other than money market funds)
Interests in a variable annuity or insurance product in which the underlying assets are held in a fund managed by Wellington Management
Futures and options on securities indices
ETFs listed in Appendix A – Part 2 and derivatives on these securities
Gifts of securities to you or a reportable account
Gifts of securities from you or a reportable account
Non-volitional transactions (splits, tender offers, mergers, stock dividends, dividend reinvestments, etc.)

Preclearance and Reporting of Securities Transactions Required:

Bonds and notes (other than direct obligations of the US government or the governments of Canada, France, Germany, Italy, Japan, or the United Kingdom, as well as bankers’ acceptances, CDs, commercial paper, and high-quality, short-term debt instruments)

Stock (common and preferred) or other equity securities, including any security convertible into equity securities
Closed-end funds
ETFs not listed in Appendix A – Part 2
American Depositary Receipts
Options on securities (but not their non-volitional exercise or expiration)
Warrants
Rights
Unit investment trusts

Prohibited Investments and Activities:
Initial public offerings (IPOs) of any securities
Single-stock futures
Options expiring within 60 days of purchase
Securities being bought or sold on behalf of clients until one trading day after such buying or selling is completed or canceled

Securities of an issuer that is the subject of a new, changed, or reissued but unchanged action recommendation from a global industry research or fixed income credit analyst until two business days following issuance or reissuance of the recommendation

Securities of an issuer that is mentioned at the Morning Meeting or the Early Morning Meeting until two business days following the meeting
Securities on the firmwide restricted list
Profiting from any short-term (i.e., within 60 days) trading activity
Securities of broker/dealers or their affiliates with which the firm conducts business
Securities of any securities market or exchange on which the firm trades
Using a derivative instrument to circumvent the requirements of the Code of Ethics
Purchasing an equity security if your aggregate ownership of the equity security exceeds 0.05% of the total shares outstanding of the issuer

This appendix is current as of 1 June 2020, and may be amended at the discretion of the Ethics Committee.

1A list of funds advised or subadvised by Wellington Management (“Wellington-Managed Funds”) is available online via the Code of Ethics System. However, you remain responsible for confirming whether any particular investment represents a Wellington-Managed Fund.

2If the instrument is unrated, it must be of equivalent duration and comparable quality.

Wellington Management Code of Ethics	11

APPENDIX A — PART 2

ETFs approved for personal trading without preclearance (but requiring reporting)

All regional/country exchange share listings of ETFs listed are also approved

Ticker	Name
United States: Equity
AAXJ	ISHARES MSCI ALL COUNTRY ASIA
ACWI	ISHARES MSCI ACWI INDEX FUND

BRF	MARKET VECTORS BRAZIL SMALL-CA
DIA	SPDR DJIA TRUST ETF
DVY	ISHARES DOW JONES SELECT DIVID
ECH	ISHARES MSCI CHILE INVESTABLE
EEB	GUGGENHEIM BRIC ETF
EEM	ISHARES MSCI EMERGING MARKETS
EFA	ISHARES MSCI EAFE INDEX FUND
EFG	ISHARES MSCI EAFE GROWTH INDEX
EFV	ISHARES MSCI EAFE VALUE INDEX
EPI	WISDOMTREE INDIA EARNINGS FUND
EPP	ISHARES MSCI PAC EX-JAPAN FUND
EWA	ISHARES MSCI AUSTRALIA INDEX FUND
EWC	ISHARES MSCI CANADA INDEX FUND
EWG	ISHARES MSCI GERMANY INDEX FUND
EWH	ISHARES MSCI HONG KONG IDX FUND
EWJ	ISHARES MSCI JAPAN IDX FUND
EWM	ISHARES MSCI MALAYSIA IDX FUND
EWS	ISHARES MSCI SINGAPORE INDEX FUND
EWT	ISHARES MSCI TAIWAN INDEX FUND
EWU	ISHARES MSCI UK INDEX FUND
EWY	ISHARES MSCI SOUTH KOREA INDEX
EZU	ISHARES MSCI EMU INDEX FUND
FXI	ISHARES FTSE CHINA 25 INDEX
GDX	MARKET VECTORS GOLD MINERS
GDXJ	MARKET VECTORS JUNIOR GOLD MIN
IBB	ISHARES BIOTECH INDEX FUND
ICF	ISHARES COHEN & STEERS REALTY
IEV	ISHARES S&P EUROPE 350 INX FUND
IGE	ISHARES S&P GSSI NAT RES INDEX
IJH	ISHARES S&P MIDCAP 400 IDX FUND
IJJ	ISHARES S&P MIDCAP 400/VALUE
IJK	ISHARES SP MCAP 400/BARRA GTH
IJR	ISHARES SP SMALLCAP 600 IDX FUND
IJS	ISHARES S&P SMALLCAP 600/BARRA
IJT	ISHARES SP SMCAP 600/BARRA GTH
ILF	ISHARES S&P LATIN AMER 40 INDEX
INPTF	IPATH MSCI INDIA INDEX ETN
IOO	ISHARES S&P GLOBAL 100 INDEX FUND
IVE	ISHARES SP 500/BARRA VALUE
IVV	ISHARES S&P 500 INDEX FUND
IVW	ISHARES S&P 500/BARRA GRTH INDEX
IWB	ISHARES RUSSELL 1000 INDEX
IWD	ISHARES RUSSELL 1000 VALUE INDEX
IWF	ISHARES RUSSELL 1000 GROWTH

IWM	ISHARES RUSSELL 2000 INDEX
IWN	ISHARES RUSSELL 2000 VALUE
IWO	ISHARES RUSSELL 2000 GROWTH
IWP	ISHARES RUSSELL MIDCAP GROWTH
IWR	ISHARES RUSSELL MIDCAP INDEX FUND
IWS	ISHARES RUSSELL MIDCAP VALUE I
IWV	ISHARES RUSSELL 3000 INDEX
IXC	ISHARES S&P GLOBAL ENERGY SECT
IYR	ISHARES DOW JONES US RE INDEX
IYW	ISHARES DJ US TECH SECTOR INDEX
MDY	SPDR S&P MIDCAP 400 ETF TRUST
MOO	MARKET VECTORS–AGRI
OEF	ISHARES S&P 100 INDEX FUND
PBW	POWERSHARES WILDERHILL CLEAN E
PFF	ISHARES S&P US PREFERRED STOCK
PGX	POWERSHARES PREFERRED PORTFOLI
PHO	POWERSHARES GLOBAL WATER PORTF
QID	PROSHARES ULTRASHORT QQQ
QLD	PROSHARES ULTRA QQQ
QQQ	POWERSHARES QQQTRUST
RSP	RYDEX S&P EQUAL WEIGHT
RSX	MARKET VECTORS RUSSIA ETF
RWM	PROSHARES SHORT RUSS
RWR	SPDR DOW JONES REIT ETF
RWX	SPDR DJ INTL REAL ESTATE

Wellington Management Code of Ethics	12

Ticker	Name
SCZ	ISHARES MSCI EAFE SMALL CAP INDEX
SDS	PROSHARES ULTRASHORT S&P500
SDY	SPDR DIVIDEND ETF
SH	PROSHARES SHORT S&P500
SKF	PROSHARES ULTRASHORT FINANCIAL
SPY	SPDR S&P 500 ETF TRUST
SRS	PROSHARES ULTRASHORT REAL ESTATE
SSO	PROSHARES ULTRA S&P500
TWM	PROSHARES ULTRASHORT RUSS2000
UWM	PROSHARES ULTRA RUSSELL
UYG	PROSHARES ULTRA FINANCIALS
VB	VANGUARD SMALL-CAP VIPERS
VBK	VANGUARD SMALL-CAP GROWTH VIPE
VBR	VANGUARD SMALL-CAP VALUE VIPER
VEA	VANGUARD MSCI EAFE ETF

VEU	VANGUARD FTSE ALL-WORLD EX-US
VGK	VANGUARD MSCI EURO ETF
VIG	VANGUARD DIVIDEND APPRECIATION
VNQ	VANGUARD REIT VIPERS
VO	VANGUARD MID-CAP VIPERS
VOO	VANGUARD S&P 500 ETF
VPL	VANGUARD MSCI PACIFIC ETF
VTI	VANGUARD TOTAL STOCK MARKET
VTV	VANGUARD VALUE VIPERS
VUG	VANGUARD GROWTH VIPERS
VV	VANGUARD LARGE-CAP VIPERS
VWO	VANGUARD MSCI EM MAR
VXUS	VANGUARD INTERNATIONAL STOCK ETF
VXX	IPATH S&P 500 VIX
XLB	MATERIALS SEL SECTOR SPDR FUND
XLE	ENERGY SELECT SECTOR SPDR FUND
XLF	FINANCIAL SEL SECTOR SPDR FUND
XLI	INDUSTRIAL SELECT SECTOR SPDR
XLK	TECHNOLOGY SELECT SECTOR SPDR
XLP	CONSUMER STAPLES SELECT SPDR
XLU	UTILITIES SELECT SECTOR SPDR
XLV	HEALTH CARE SELECT SECTOR SPDR
XLY	CONSUMER DISCRETIONARY SPDR
XME	SPDR S&P METALS & MINING ETF
XOP	SPDR S&P OIL & GAS EXPL AND PROD

United States: Fixed Income
AGG	ISHARES BARCLAYS AGGREGATE
BIV	VANGUARD INTERMEDIATE-TERM BON
BND	VANGUARD TOTAL BOND MARKET
BOND	PIMCO TOTAL RETURN BOND ETF
BSV	VANGUARD SHORT-TERM BOND ETF
BWX	SPDR BARCLAYS INT TREA BND ETF
BZF	WISDOMTREE DREYFUS BRAZILIAN REAL FUND
CYB	WISDOMTREE DREYFUS CHINESE YUA
ELD	WISDOMTREE EMERGING MARKETS LO
EMB	JPM EMERGING MARKETS BOND ETF
HYG	ISHARES IBOXX $ HIGH YIELD COR
IEF	ISHARES BARCLAYS 7-10 YEAR
IEI	ISHARES BARCLAYS 3-7 YEAR TREAS
JNK	SPDR BARCLAYS HIGH YIELD BOND
LQD	ISHARES IBOXX INVESTMENT GRADE
MBB	ISHARES MBS BOND FUND
MUB	ISHARES S&P NATIONAL MUNICIPAL

PCY	POWERSHARES EM MAR SOV DE PT
PST	PROSHARES ULTRASHORT LEH 7
SHY	ISHARES BARCLAYS 1-3 YEAR TREA
TBF	PROSHARES SHORT 20+ TREASURY
TBT	PROSHARES ULTRASHORT LEHMAN
TIP	ISHARES BARCLAYS TIPS BOND FUND
TLT	ISHARES BARCLAYS 20+ YEAR TREAS
VCSH	VANGUARD SHORT-TERM CORPORATE

Wellington Management Code of Ethics	13

Ticker	Name
United States: Commodity Trusts and ETNs
AMJ	JPMORGAN ALERIAN MLP INDEX ETN
CORN	CORN ETF
COWTF	IPATH DJ-UBS LIVESTOCK SUBINDX
DBA	POWERSHARES DB AGRICULTURE FUND
DBB	POWERSHARES DB BASE METALS FUND
Ticker	Name
DBC	DB COMMODITY INDEX TRACKING FUND
DBE	POWERSHARES DB ENERGY FUND
DBO	POWERSHARES DB OIL FUND
DBP	POWERSHARES DB PRECIOUS METALS
DGZ	POWERSHARES DB GOLD SHORT ETN
DJP	IPATH DJ-UBS COMMIDTY
DNO	UNITED STATES SHORT OIL FUND L
GAZZF	IPATH DJ-UBS NAT GAS SUBINDEX
GLD	SPDR GOLD SHARES
GLL	PROSHARES ULTRASHORT GOLD
GSG	ISHARES S&P GSCI COMMODITY INDEX
JJATF	IPATH DJ-UBS AGRICULTURE SUBINDEX
JJCTF	IPATH DJ-UBS COPPER SUBINDEX
JJETF	IPATH DJ-UBS ENERGY SUBINDEX
JJGTF	IPATH DJ-UBS GRAINS SUBINDEX
JJMTF	IPATH DJ-UBS INDUSTRIAL METALS
JJNTF	IPATH DJ-UBS NICKEL SUBINDEX
JJSSF	IPATH DJ-UBS SOFTS SUBINDEX
JJUFF	IPATH DJ-UBS ALUMINUM SUBINDEX
SGGFF	IPATH DJ-UBS SUGAR SUBINDEX TR
SLV	ISHARES SILVER TRUST
UCO	PROSHARES ULTRA DJ-UBS CRUDE
UGA	UNITED STATES GASOLINE FUND LP
UGL	PROSHARES ULTRA GOLD
UHN	UNITED STATES HEATING OIL LP

UNG	UNITED STATES NATL GAS FUND LP
USO	UNITED STATES OIL FUND LP
ZSL	PROSHARES ULTRASHORT SILVER

United States: Currency Trusts
DBV	POWERSHARES DB G10 CURRENCY HA
EUO	PROSHARES ULTRASHORT EURO
FXA	CURRENCYSHARES AUD TRUST
FXB	CURRENCYSHARES GBP STERL TRUST
FXC	CURRENCYSHARES CAD
FXE	CURRENCYSHARES EURO TRUST
FXF	CURRENCYSHARES SWISS FRANC
FXM	CURRENCYSHARES MEXICAN PESO
FXS	CURRENCYSHARES SWEDISH KRONA
FXY	CURRENCYSHARES JPY TRUST
UDN	POWERSHARES DB US DOLLAR IND
UUP	POWERSHARES DB US DOL IND BU
YCS	PROSHARES ULTRASHORT YEN

Australia: Equity
STW. AX	SPDR S&P/ASX 200 FUND

England: Equity
EUN.L	ISHARES STOXX EUROPE 50
IEEM.L	ISHARES MSCI EMERGING MARKETS
FXC.L	ISHARES FTSE CHINA25
IJPN.L	ISHARES MSCI JAPAN FUND
ISF. L	ISHARES PLC- ISHARES FTSE 100
IUSA.L	ISHARES S&P 500 INDEX FUND
IWRD.L	ISHARES MSCI WORLD

England: Fixed Income
IEBC.L	ISHARES BARCLAYS CAPITAL EURO

Hong Kong: Equity
2800 HK	TRACKER FD OF HONG KONG
2823 HK	ISHARES FTSE/ XINHUA A50 CHINA
2827 HK	BOCI-PRUDENTIAL – W.I.S.E. - C
2828 HK	HANG SENG INVESTMENT INDEX FUND
2833	HANG SENG INVESTMENT INDEX FUND

HK

Hong Kong: Fixed Income
2821 HK	ABF PAN ASIA BOND INDEX FUND

Japan: Equity
1305.T	DAIWA ETF – TOPIX
1306.T	NOMURA ETF – TOPIX
1308.T	NIKKO ETF – TOPIX
1320.T	DAIWA ETF – NIKKEI 225
1321.T	NOMURA ETF – NIKKEI 225
1330.T	NIKKO ETF – 225

This appendix is current as of 1 June 2020, and may be amended at the discretion of the Ethics Committee

Nuveen Compliance | 13 August 2020

Code of Ethics

SUMMARY AND SCOPE

What the Code is about

Helping to ensure that Nuveen personnel place the interests of Nuveen clients ahead of their own personal interests.

Who the Code applies to and what the implications are

This Code applies to individuals in the following categories:

•

Nuveen Employees based in the US or Canada (except employees of Gresham Investment Management LLC, Westchester Group Investment Management, Inc., and any employees of Greenwood Resources, Inc. who are based outside of Portland, Oregon).

•	Employees of any US-registered investment adviser who are based outside the US, except Gresham Investment Management LLC and Greenwood Resources, Inc.

•	Consultants, interns, and temporary workers based in the US or Canada whose contract length is 90 days or more, unless the Nuveen Ethics Office determines otherwise.

•	TIAA employees designated as Access Persons by the TIAA-CREF Funds Chief Compliance Officer or the Nuveen Ethics Office.

Independent directors and trustees of the TIAA-CREF Funds Complex and Nuveen-sponsored or -branded funds have their own Code of Ethics and are not subject to this one.

For individuals who are subject to the Code, there are two designations with different implications: Access Person and Investment Person.

ACCESS PERSON

All Nuveen Employees who are subject to the Code are considered Access Persons, since they have, or could have, access to non-public information about securities transactions and other investments, holdings, or recommendations for Affiliate-Advised Accounts or Portfolios.

Key characteristics of this designation. An individual may be considered an Access Person of multiple advisers affiliated with Nuveen, or of only one. If your regular duties give you access to non-public information, or you are an officer of a Nuveen or TIAA-CREF sponsored or branded fund, your personal trading is generally monitored only against the trading activity of the specific adviser(s) or Affiliated Funds with which you are involved. For other employees, personal trading is typically monitored against the trading activities of all advisers affiliated with Nuveen. You will generally not be permitted to execute transactions in a security on any day when an Affiliate-Advised Account or Portfolio managed by the adviser(s) that you are monitored against has a pending buy or sell order for that security.

INVESTMENT PERSON

An Access Person who meets any of the following criteria will in addition be considered an Investment Person:

•

The Access Person is a Portfolio Manager, Research Analyst or Research Assistant, or they otherwise participate in making recommendations or decisions concerning the purchase or sale of securities in any Affiliate-Advised Account or Portfolio.

•	The Access Person has been designated an Investment Person by the Nuveen Ethics Office.

Key characteristics of this designation. The vast majority of Investment Persons are employees of Nuveen’s affiliated investment advisers.

An Investment Person is prohibited from transacting in securities during the period starting 7 calendar days before, and ending 7 calendar days after, any trade in an Affiliate-Advised Account or Portfolio for which he/she has responsibility. In addition, an Investment Person’s personal transactions will be reviewed for conflicts in the period starting 7 calendar days before, and ending 7 calendar days after, all trades by their associated investment adviser. In some cases, the Investment Person may be required to reverse a trade and/or forfeit an appropriate portion of any profit as determined by the Nuveen Ethics Office. These consequences can apply whether or not the trade was pre-cleared.

The personal trading of Investment Persons is generally only monitored against the trading activity of the specific adviser for which they have been designated an Investment Person.

WHO TO CONTACT

Nuveen Ethics Office (Americas)

   Hotline: 1 800 842 2733 extension 22-5599

   nuveenethicsoffice@nuveen.com

Code of Ethics	Page 2 of 8

Important to understand

Some of our affiliated investment advisers may have policies of their own that impose additional rules on the same topics covered in this Code. Check with your manager or local/designated Chief Compliance Officer (CCO) if you have questions.

Personal trading is a privilege, not a right. Nuveen Employees are expected to follow the law and adhere to the highest standards of behavior—including with respect to personal trading. Any violation of the Code could have severe adverse effects on you, your co-workers, and Nuveen. You may be held personally liable for your conduct and be subject to fines, regulatory sanctions, and even criminal penalties.

Because Nuveen can restrict your trading or take actions such as forcing you to hold a position or to disgorge profits, personal trading carries risks beyond normal market risks.

Some requirements in this Code apply to Household Members. Each Household Member (see “Terms with Special Meanings” at right) is subject to the same restrictions and requirements that apply to his/her related Nuveen Employee.

The Code does not address every ethical issue that might arise. If you have any doubt at all after consulting the Code, contact the Nuveen Ethics Office for direction.

The Code applies to appearance as well as substance. Always consider how any action might appear to an outside observer (such as a client or regulator).

You are expected to follow the Code both in letter and in spirit. Literal compliance, such as pre-clearing a transaction, does not necessarily protect you from liability for conduct that violates the spirit of the Code. If you have questions about how to comply with this Code, consult the Nuveen Ethics Office.

TERMS WITH SPECIAL MEANINGS

Within this policy, these terms are defined as follows:

Affiliate-Advised Account or Portfolio Any Affiliated Fund, or any portfolio or client account advised or sub-advised by Nuveen.

Affiliated Fund Any TIAA-CREF or Nuveen branded or sponsored open-end fund, closed-end fund, or Exchange Traded Fund (ETF), and any third-party fund advised or sub-advised by Nuveen.

Automatic Investment Plan  Any program, such  as a dividend reinvestment plan (DRIP), under which investment account purchases or withdrawals occur according to a predetermined schedule and allocation.

Beneficial Ownership Any interest by which you or any Household Member—directly or indirectly—derives  a monetary benefit from purchasing, selling, or owning a security or account, or exercises investment discretion.

You have Beneficial Ownership of securities held in accounts in your own name, or any Household Member’s name, and in all other accounts over which you or any Household Member exercises or may exercise investment decision-making powers, or other influence or control, including trust, partnership, estate, and corporate accounts or other joint ownership or pooling arrangements.

Code This Code of Ethics.

Domestic Partner An individual who is neither a relative of or legally married to a Nuveen Employee, but shares a residence and is in a mutual commitment similar to marriage with such Nuveen Employee.

Federal Securities Laws The applicable portions of any of the following laws, as amended, and of any rules adopted under them by the Securities and Exchange Commission or the Department of the Treasury:

•    Securities Act of 1933.

•    Securities Exchange Act of 1934.

•    Investment Company Act of 1940.

•    Investment Advisers Act of 1940.

•    Sarbanes-Oxley Act of 2002.

•    Title V of the Gramm-Leach-Bliley Act.

•    The Bank Secrecy Act.

Household Member The spouse or Domestic Partner of a Nuveen Employee, or any of the following who reside, or are expected to reside for at least 90 days a year, in the same household as a Nuveen Employee:

•    Sibling.

•    Child, stepchild, grandchild.

•    Parent, stepparent, grandparent.

•    In-laws (mother, father, son, daughter, brother, sister).

Independent Director Any director or trustee of an Affiliated Fund who is not an “interested person” within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended.

Managed Account Any account, including robo- advised accounts, in which you or a Household Member has Beneficial Ownership and for which you have delegated full investment discretion in writing to a third- party broker or investment manager.

Code of Ethics	Page 3 of 8

TERMS WITH SPECIAL MEANINGS (continued)

Nuveen Nuveen, LLC and all of its direct or indirect subsidiaries worldwide.

Nuveen Employee Any full- or part-time employee of Nuveen, and any consultants, interns or temporary workers designated by the Nuveen Ethics Office.

Private Placement Any offering exempt from registration under the Securities Act of 1933, such as a private equity investment, hedge fund, or limited partnership.

Reportable Account Any account for which you or a Household Member has Beneficial Ownership AND in which securities can be bought, sold or held. This includes, among others:

•    All brokerage, IRA, custodial and trust accounts.

•    All Managed Accounts.

•    All 529 College Savings Plan accounts.

•    Any Nuveen 401(k) plan account.

•    Any 401(k) plan account from a previous employer that permits transactions in any Reportable Security.

•    Any direct holding in an Affiliated Fund.

•    Any health savings account (HSA) that permits the purchase of any security.

•    Any employee stock purchase plan (ESPP) or employee stock ownership plan (ESOP).

The following are NOT considered Reportable Accounts:

•    Charitable giving accounts.

•	Any 401(k) plan account or any other account held directly with a mutual fund complex or mutual fund-only platform in which open-end, non-Affiliated Funds are the only possible investment.

•    Any cash management account with a broker in which a security cannot be purchased or sold.

•    Any accounts that can invest only in cryptocurrency such as Bitcoin or Ethereum.

Reportable Security Any security EXCEPT:

•    Direct obligations of the US government (indirect obligations, such as Fannie Mae and Freddie Mac securities, are reportable).

•    Certificates of deposit, bankers’ acceptances, commercial paper, and high quality short-term debt (including repurchase agreements).

•    Money market funds.

•    Open-end funds that are not Affiliated Funds.

•    Note that closed-end funds are Reportable Securities.

Reportable Transaction Any transaction involving a Reportable Security EXCEPT:

•	Transactions in Managed Accounts. Section 16 Persons: Transactions involving Nuveen closed-end funds in any of your Managed Accounts are reportable.

•    Transactions under an Automatic Investment Plan; note that transactions that override the pre-set schedule or allocation are reportable.

•    Dividends

•    Interest Accrued

Section 16 Person Section 16 of the Exchange Act and the rules thereunder impose certain obligations on persons specified in section 30(h) of the Investment Company Act of 1940, as well as insiders of any public company that trades on a national stock exchange (such as a Nuveen closed-end fund). For purposes of Section 16, an “insider” is:

•    A director of a public company.

•    A designated officer of a public company.

•    A person who beneficially owns 10% or more of any class of equity security that is registered under Section 12 of the Exchange Act.

•    A portfolio manager of a Nuveen closed-end fund.

Persons subject to Section 16 include portfolio managers of the Nuveen closed-end funds.

GENERAL RESTRICTIONS AND REQUIREMENTS

BASIC PRINCIPLES

1.	Never abuse a client’s trust, rights, or interests.

This means you must never do any of the following:

•	Engage in any plan or action, or use any device, that would defraud or deceive a client.

•	Make any material statements of fact that are incorrect or misleading, either as to what they include or omit.

•	Engage in any manipulative practice.

•

Use your position (including any knowledge or access to opportunities you have gained by virtue of your position) to personal advantage or to a client’s disadvantage. This would include, for example, front- running or tailgating (trading directly before or after the execution of a large client trade order), or any attempt to influence a client’s trading to enhance the value of your personal holdings.

•	Conduct personal trading in any way that could be inconsistent with your fiduciary duties to a client (even if it does not technically violate the Code).

2.

Handle conflicts of interest appropriately. This applies not only to actual conflicts of interest, but also to any situation that might appear to an outside observer to be improper or a breach of fiduciary duty.

3.

Keep confidential information confidential. Always properly safeguard any confidential information you obtain in the course of your work. This includes confidential information related to any of the following:

•	Any Affiliate-Advised Account or Portfolio and any other financial product offered or serviced by Nuveen.

•	New products, product changes, or business initiatives.

Code of Ethics	Page 4 of 8

•	Past, current, and prospective clients, including their identities, investments, and account activity.

“Keeping information confidential” means using discretion in disclosing information as well as guarding against unlawful or inappropriate access by others.

This includes:

•	Making sure no confidential information is visible on your computer screen and desk when you are not there.

•	Not sharing passwords with others.

•

Using caution when discussing business in any location where your conversation could be overheard. Confidential information may be released only as required by law or as permitted under the applicable privacy policy(ies). Consult the Nuveen Ethics Office or your local/designated CCO before releasing any confidential information.

4.

Handle Material Non-Public Information properly. Follow all of the terms described in “Material Non-Public Information” below. Be aware that any failure to handle such information properly is a serious offense and may lead to disciplinary action from Nuveen as well as serious civil or criminal liability.

5.	Comply with Federal Securities Laws. Any violation of these laws is punishable as a violation of the Code.

6.	Never do anything indirectly that, if done directly, would violate the Code. Such actions will be considered the equivalent of direct Code violations.

7.

Promptly alert the Nuveen Ethics Office or your local/designated CCO of any actual or suspected wrongdoing. Examples of wrongdoing include violations of the Federal Securities Laws, misuse of corporate assets, misuse of confidential information, or other violations of the Code. If you prefer to report confidentially, call the TIAA Confidential Helpline at 1-877-774-6492. Note that failure to report suspected wrongdoing in a timely fashion is itself a violation of the Code.

PRE-CLEARANCE AND HOLDING REQUIREMENTS

8.	Pre-clear any trade in Reportable Securities, including certain Affiliated Funds (see box on next page for additional information).

If your trade requires pre-clearance, request approval through the Protegent PTA system (PTA) before you or any Household Member places an order to buy or sell any Reportable Security. Any approval you receive expires at the end of the day it was granted; however, you may place after-hours trades in international markets until 11:59 PM local time on that day. When requesting pre-clearance, follow this process:

•	Request pre-clearance on the same day you want to trade, during standard US trading hours (9:30 AM to 4:00 PM ET). Be sure your pre-clearance request is accurate as to security and direction of trade.

•	Wait for approval to be displayed before trading. If you receive approval, you may only trade that same day, and only within the scope of approval. If you do not receive approval, do not trade.

•

Place day orders only. Do not place good-till-canceled orders or limit orders that expire beyond the day of pre-clearance approval. You may place orders for an after-hours trading session or in foreign markets using that day’s pre-clearance approval, but you must not place any order that could remain open into the next day’s trading session.

9.	Hold positions in securities that are subject to pre-clearance for 60 calendar days, or be prepared to forfeit any gains. Several things to note:

•	You may be required to surrender any gains realized (net of commissions) through a violation of this rule.

•	The 60-day holding requirement is tested on a last- in-first-out basis, across all of your holdings (not just within individual accounts).

•

The 60-day holding requirement extends to any options or other transactions that may have the same effect as a purchase or sale, and to all Reportable Securities except Exchange Traded Funds (ETFs), Exchange Traded Notes (ETNs), Unit Investment Trusts (UITs), and open-end Affiliated Funds. Nuveen-branded or sponsored closed-end funds are subject to the 60-day holding requirement.

•	You may sell the security on the 60th day after purchase, provided you obtain pre-clearance or an exemption applies.

•	You may re-purchase a security immediately after executing a sale of that same security, which will trigger a new 60 calendar day holding period.

•

You may close a position at a loss at any time, provided pre-clearance has been obtained or an exemption applies. If your preclearance has been denied, it is advisable that you contact the Nuveen Ethics Office if you are seeking to sell at a loss within 60 days of your purchase.

10.	Comply with trading restrictions described in the prospectuses for all Affiliated Funds. This includes restrictions on frequent trading in shares of any open-end Affiliated Fund.

11.

Pre-clear any transaction in a Managed Account that involves your influence. You must also immediately consult with the Nuveen Ethics Office to discuss whether the account in question can properly remain classified as a Managed Account.

Code of Ethics	Page 5 of 8

12.

Obtain the required approvals before any transaction in a Private Placement. For any private funds advised or sub-advised by Nuveen, you must obtain approval for all transactions (initial investment, subsequent investment, sales/redemptions) except additional capital calls. For all other Private Placements, you must obtain approval for initial and subsequent investments but not sales/redemptions.

Approval is required even if the investment is made in a Managed Account.

WHAT NEEDS TO BE PRE-CLEARED

Pre-clearance required

•	All actively initiated trades in Reportable Securities, except those listed here under “No pre- clearance required.”

•

The sale of restricted stock or employee stock options accrued during prior employment or a Household Member’s employment require pre-clearance. If pre- clearance is denied, you may contact the Nuveen Ethics Office to request reconsideration.

Be aware that pre-clearance can be withdrawn even after it has been granted, and even after you have traded, if Nuveen later becomes aware of Affiliate-Advised Account or Portfolio trades whose existence would have resulted in denial of pre-clearance. In these cases you may be required to reverse a trade and/or forfeit an appropriate portion of any profit, as determined by the Nuveen Ethics Office.

Pre-clearance not required

•	Shares of any open-end mutual fund (including Affiliated Funds).

•	ETFs, ETNs, UITs (including options on ETFs and ETNs).

•	CDs and commercial paper.

•

Securities acquired or disposed of through actions outside your control or issued pro rata to all holders of the same class of investment, such as automatic dividend reinvestments, stock splits, mergers, spin-offs, or rights subscriptions.

•

The automatic exercise or liquidation by an exchange of a derivative instrument upon expiration or the delivery of securities pursuant to a written option that is exercised against you, and the assignment of options.

•	Sales pursuant to a bona fide tender offer.

•	Trades made through an Automatic Investment Plan that have been disclosed to the Nuveen Ethics Office in advance.

•

Trades in a Managed Account (except that you must pre-clear any trades that involve your influence, any initial purchases of Private Placements, purchases in any equity IPO, and any sales or redemptions of Private Placements that are branded, sponsored, advised or sub- advised by Nuveen).

•	Foreign currencies, including futures.

•	Commodity instruments.

•	Index options and index futures.

•	Direct investments in cryptocurrencies.

OTHER RESTRICTIONS

13.

Never knowingly trade any security being traded or considered for trade by any Affiliate-Advised Account or Portfolio. This applies to employee transactions in securities that are exempt from pre- clearance, and includes equivalent or related securities.

For example, if a company’s common stock is being traded, you may face restrictions on trading any of the company’s debt, preferred, or foreign equivalent securities, and from trading or exercising any options based on the company’s securities.

14.

Always prioritize client trades over personal trades. Your fiduciary duties to the client are far more important than your personal trading, which is a privilege and not a right. Never delay or in any way alter the timing or terms of a client trade for your personal benefit.

15.

Do not engage in trading that involves single stock futures, uncovered short sales or uncovered options on individual securities. For any short position you must own the underlying security in equal notional value. Options are permitted only to generate income or for hedging -that is, selling calls and buying puts that are offset by existing long positions or buying cash-covered calls and selling cash-covered puts, with the following exceptions:

•	You may buy or sell (write) uncovered long-term options (those with an expiration of 1 year or more from the date of purchase), subject to the 60-day holding period.

•

Hedging with puts or with shorts against the box is permitted, subject to the 60-day holding period. This means that options on an underlying position must have an expiration date that satisfies the underlying position’s requirement to be held for at least 60 days. Note that a covered call can be written at the time you acquire the underlying position provided the expiration of the option is 60 days or more from the date you enter into the contract.

16.	Never participate in an investment club or similar entity.

17.

Do not engage in excessive or inappropriate trading activity. Never let personal trading interfere with your professional duties. The Nuveen Ethics Office and/or your local/designated CCO, in consultation with your manager, will determine what constitutes excessive or inappropriate trading.

18.

Pre-clear the sale of securities in a margin account. Margin accounts are permitted, however you must obtain pre-clearance when selling to meet a margin call, even if the transaction is initiated by a broker.

Code of Ethics	Page 6 of 8

19.	Never purchase an IPO without advance approval. This includes Managed Accounts. Equity IPO participation is generally prohibited, but approval may be granted in special circumstances, such as when:

•	You already have equity in the company and are offered shares.

•	You are a policy holder or depositor in a company that is demutualizing.

•	A family member has been offered shares as an employee.

Purchases of initial offerings of fixed income securities, convertible securities, preferred securities, open- and closed-end funds, commodity pools, and secondary equity offerings are generally permitted subject to prior approval from the Nuveen Ethics Office.

MATERIAL NON-PUBLIC INFORMATION

What is Material Non-Public Information?

Material Non-Public Information is defined as information regarding any security, securities-based derivatives or issuer of a security that is both material and non-public. Information is material if both of the following are true:

•	A reasonable investor would likely consider it important when making an investment decision.

•

Public release of the information would likely affect the price of a security. Information is generally non-public if it has not been distributed through a widely used public medium, such as a press release or a report, filing or other periodic communication.

Restrictions and requirements

•

Any time you think you might have, or may be about to, come into possession of Material Non-Public Information (whether in connection with your position at Nuveen or not), alert the Nuveen Ethics Office. Alternatively, you may alert your local/designated CCO or Legal office, who in turn must promptly notify the Nuveen Ethics Office. Follow the instructions you are given.

•

Until you receive further instructions from the Nuveen Ethics Office, your local/designated CCO, or Legal, do not take any action in relation to the information, including trading or recommending the relevant securities or communicating the information to anyone else.

•	Never make decisions on your own regarding potential Material Non-Public Information, including whether such information is actually Material Non-Public Information or what steps should be taken.

•	If the Nuveen Ethics Office, your local/designated CCO and/or Legal determine that you have Material Non- Public Information:

–	Do not buy, sell, gift, or otherwise dispose of the issuer’s securities, whether on behalf of an Affiliate-Advised Account or Portfolio, yourself, or anyone else.

–	Do not in any way recommend, encourage, or influence others to transact in the issuer’s securities, even if you do not specifically disclose or reference the Material Non- Public Information.

–

Do not communicate the Material Non-Public Information to anyone, whether inside or outside Nuveen, except in discussions with the Nuveen Ethics Office and Legal and as expressly permitted by any confidentiality agreement or supplemental policies and procedures of your business unit.

•	Please refer to Nuveen’s Material Non-Public Information and Insider Trading Policy for detailed information.

REPORTING REQUIREMENTS

UPON BECOMING A NUVEEN EMPLOYEE

20.

Within 10 calendar days of starting at Nuveen, acknowledge receipt of the Code. This includes certifying that you have read the Code, understand it, recognize that you are subject to it, have complied with all of its applicable requirements, and have submitted all Code-required reports.

21.	Within 10 calendar days of starting at Nuveen, use PTA to report all of your Reportable Accounts and holdings in Reportable Securities.

For each Reportable Account that permits the purchase of Reportable Securities, upload the most recent statement, making sure that it includes information about the broker, dealer, or bank through which the account is held and the type of account. For each Reportable Security, provide the security name and type, a ticker symbol or CUSIP, the number of shares or units held, and the principal amount (dollar value).

This information must be no older than 45 calendar days before your first day of employment.

Note that there are separate procedures for Managed Accounts, as described below in item 24. Within 10 calendar days of starting at Nuveen, report all current investments in Private Placements (limited offerings). Limited offerings are Reportable Securities.

Code of Ethics	Page 7 of 8

22.

Within 30 calendar days of starting at Nuveen, move or close any Reportable Account that is not at an approved firm. This does not include Reportable Accounts that are 401(k), HSA, ESPP/ESOP, 529 plans, or accounts held directly with a mutual fund complex or mutual fund only platform in which open-end non- Affiliated Funds are the only possible investment. Contact the Nuveen Ethics Office if you are unsure whether your account must be held with an approved firm. The list of approved firms is maintained by the Nuveen Ethics Office and may be accessed on PTA.

Under very limited circumstances, it may be possible to obtain a waiver to keep a Reportable Account at a non- approved firm. Examples include:

•	An account owned by a Household Member who works at another financial firm with comparable restrictions.

•	An account that holds securities that cannot be transferred.

•	An account that cannot be moved because of a trust agreement.

To apply for an exception, contact the Nuveen Ethics Office. For any account granted an exception, you are required to upload statements for the account in PTA based on the frequency with which a statement is generated for the account (e.g. monthly, quarterly). In all cases, if your accounts are not held at an approved firm, you must manually enter all executed Reportable Transactions in PTA within 5 days of execution.

At the discretion of the Nuveen Ethics Office, some consultants and temporary workers may not be required to move or close Reportable Accounts.

WHEN OPENING ANY NEW REPORTABLE ACCOUNT (INCLUDING A MANAGED ACCOUNT)

23.

Get pre-approval for any new Managed Account before any trading activity commences. Using the appropriate form (available from the Nuveen Ethics Office), provide representations that support the classification of the account as a Managed Account. For an account to be classified as a Managed Account, the account owner must have no direct or indirect influence or control over the securities in the account. The form must be signed by the account’s broker or investment manager and by all account owners. You may be asked periodically to confirm these representations or submit an updated form to confirm such.

Note that if the Managed Account is not maintained at an approved firm, you are also responsible for providing duplicate statements for the Managed Account to the Ethics Office, upon request.

24.

Report any new Reportable Account. Do this in PTA within 10 calendar days of the date you or a Household Member opens the account or an account becomes a Reportable Account through marriage, cohabitation, divorce, death, or another event.

EVERY QUARTER

25.

Within 30 calendar days of the end of each calendar quarter, verify in PTA that all Reportable Transactions made during that quarter have been reported. PTA will display all transactions of yours for which it has received notice (except transactions in your TIAA pension or and retirement plan accounts, which you are not required to report because the firm accesses this information directly). For any other Reportable Transactions not displayed, or displayed inaccurately, you are responsible for making any necessary revisions in PTA prior to completing your certification.

26.

For each Reportable Transaction, you must provide, as applicable, the transaction date, security name and type, ticker symbol or CUSIP, interest rate (coupon) and maturity date, number of shares, price at which the transaction was effected, principal amount (dollar value), the nature of the trade (buy or sell), and the name of the broker, dealer, or bank that effected the transaction. It is very important that you carefully review and verify the transactions and related details displayed on PTA, checking for accuracy and completeness. Once again, if you find any errors or omissions, correct or add to your list of transactions in PTA.

EVERY YEAR

27.	Within 45 calendar days of the end of each calendar year, acknowledge receipt of the most recent version of the Code and certify in PTA as to your Annual Holdings and Accounts Report.

The report must contain the information described in item 20 above, and include your certification that you have reported all Reportable Accounts, and all holdings in Reportable Securities at year end.

If any of your holdings in Reportable Securities are not displayed in PTA or are displayed inaccurately, you are responsible for entering adjustments and trade confirms or making any necessary revisions in PTA to complete your certification.

In addition, you must affirm each year through PTA that each Managed Account is properly classified as a Managed Account, for yourself and on behalf of any Household Member. This separate certification does not require broker or investment manager involvement.

You also must acknowledge any amendments to the Code that occur during the course of the year.

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ADDITIONAL RULES FOR SECTION 16 PERSONS

•	Pre-clear (through PTA) any transactions in Nuveen closed-end funds and any other closed-end funds of which you are a Section 16 Person. Your request will be reviewed by Legal.

•	Pre-clear buy/sell transactions involving any Nuveen closed-end funds within your Managed Account(s).

•

When selling for a gain any securities you buy that are issued by the entity of which you are a Section 16 Person, make sure it is at least 6 months after your most recent purchase of that security. This rule extends to any options or other transactions that may have the same effect as a purchase or sale, and is tested on a last-in- first-out basis. You may be required to surrender any gains realized through a violation of this rule. Note that for any fund of which you are a Section 16 Person, no exception from pre-clearance is available.

•	Promptly email details of all executed transactions in these securities to the appropriate contact in Legal.

•	See the Nuveen Funds Section 16 Policy and Procedures for additional information.

If you are unsure whether you are a Section 16 Person, contact Legal or the Nuveen Ethics Office.

CODE ADMINISTRATION

Training

You will be required to participate in training on the Code when joining Nuveen as well as periodically during the time you are subject to the Code.

Exceptions

The Code exists to prevent violations of law. The Nuveen Ethics Office may, under certain circumstances, grant waivers from a Code requirement. No waivers or exceptions that would violate any law will be granted.

Monitoring

The Nuveen Ethics Office is responsible for monitoring transactions and holdings for any violations of this Code.

Consequences of violation

Any individual who violates the Code is subject to penalty. Penalties could include, among other possibilities, a written warning, restriction of trading privileges, unwinding or reversing trades, disgorgement of trading profits, fines, and suspension or termination of employment.

Applicable rules

The Code has been adopted in recognition of Nuveen’s fiduciary obligations to clients and in accordance with various provisions of Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940. This Code is also adopted by the Affiliated Funds advised by Nuveen Fund Advisors, LLC, TIAA-CREF Investment Management, LLC and Teachers Advisors, LLC under Rule 17j-1.

Some elements of the Code also constitute part of Nuveen’s response to Financial Industry Regulatory Authority (FINRA) requirements that apply to registered personnel of Nuveen Securities, LLC.